Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-177024 on Form S-3 of our report dated March 7, 2011, relating to the consolidated financial statements of Coleman Cable, Inc. and subsidiaries, and the effectiveness of Coleman Cable, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Coleman Cable, Inc., and subsidiaries for the year ended December 31, 2010, and to reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 1, 2011